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Conectiv Energy Holding Co. Consolidated Balance Sheet (Dollars in Thousands) (Unaudited)
March 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	*
Accounts receivable	*
Allowance for doubtful accounts	*
Interest and taxes receivable	*
Inventories, at average cost	*
Other prepayments	*
*
Investments
Goodwill	*
Other	*
*
Property, Plant and Equipment
Property, plant and equipment	*
Less: Accumulated depreciation	*
Net Plant	*
Total Assets	*
LIABILITIES AND OWNER'S EQUITY
Current Liabilities
Short-term debt	*
Accounts payable	*
Accounts payable to associated companies	*
Other	*
*
Note Payable to Associated Companies	*
Deferred Credits and Other Liabilities
Deferred income tax credit	*
Deferred income taxes, net	*
Other	*
Capitalization
Conectiv common stock	*
Additional paid-in capital	*
Other comprehensive loss	*
Retained earnings	*
Total stockholders equity	*
Conectiv money pool loan	*
Total capitalization	*
Total Capitalization and Liabilities	*
* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.